UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

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Attention Fellow WPSC Shareholder:

Jim Bradley, Chairman and CEO of Wheeling-Pitt, apparently likes to ignore the United Steelworkers’ steadfast opposition to his Brazilian steel merger.

We urge you to read the attached letter the United Steelworkers sent to Mr. Bradley on November 9, 2006. The financial projections being provided by Wheeling-Pitt regarding its proposed merger with CSN assume that Wheeling-Pitt has an amended labor agreement with the United Steelworkers with more favorable profit sharing terms and that the United Steelworkers will permit the importation of slabs. As you will note, the United Steelworkers letter is clear evidence that neither assumption is true.

In contrast, you should be aware that Esmark has already negotiated the material terms of a revised agreement with the United Steelworkers and has the right board of directors and plan to fix Wheeling-Pitt.

We urge you to vote FOR the ESMARK slate and related proposals on the WHITE proxy card today. If you have questions about how to vote your shares, please call our proxy solicitor, Innisfree M&A Incorporated, collect at 212-750-5833.

November 9, 2006

Mr. James Bradley

Chairman, President & CEO

Wheeling-Pittsburgh Steel Corporation

1135 Market Street

Wheeling, WV 26003

Dear Mr. Bradley:

Yesterday the Union filed a grievance which as you know will prevent the Company from completing its proposed transaction with CSN. While we did not want to take this step, the Company has left us no choice. Our collective bargaining agreement is plain on its face. The Company may not consummate a transaction resulting in a “Change of Control of the Company” unless the “…buyer shall have entered into an Agreement with the Union establishing the terms and conditions of employment as of the closing date of the Sale….”

Change of Control is defined as “…the purchase or acquisition by any person or entity of securities that constitute or are exchangeable for a majority of the common equity or voting securities of the Company . . . .”

There is simply no basis to conclude that we will reach an agreement with CSN, therefore the transaction cannot be consummated.

Your pursuit of this transaction is an insult to the Union and the men and women we represent, without whose extraordinary effort and sacrifice this Company would literally not exist.

United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union

777 Dearborn Park Lane - J, Columbus, OH 43085 • 614-888-6052 • 614-888-9870 (Fax) • www.usw.org

This is particularly galling in light of the fact that the Company has before it a proposal from Esmark that meets any and all reasonable expectations of all stakeholders.

The Esmark proposal strengthens the balance sheet overnight, adds significant liquidity, helps fix the cost structure and adds thousands of Midwest based customers.

Even if, by some fluke you succeed in implementing the CSN “deal” , we will vigorously enforce existing collective bargaining agreement obligations:

(i)	if the Company were to ever earn the industry average Operating Profit per Ton, we will demand that you meet your obligation to make profit-sharing and VEBA contributions equal to more than 50% of the Company’s Net Income;

(ii)	we will make no accommodations regarding bringing slabs into the Company; and

(iii)	when it comes time in three years for the Union to exercise its approval right regarding the conversion of CSN’s exchangeable debt into equity, you should have no expectation that our approval will be forthcoming.

If the Company does not have the necessary resources at that time to repay the debt, bankruptcy will again be your only solution. Our Union has a long history of successfully standing up for our members and our retirees during bankruptcies, and you can rest assured we will do the same again.

We therefore calculate that CSN’s “enhanced” proposal is likely worth $11.50 per share, that is, $23.00 ($30 four years from now, discounted at 7%) for half the shares and nothing for the rest.

Your strategy simply cannot succeed in the face of the unyielding and never-ending opposition of your workforce and their union. All of the successful unionized steel companies have learned the value of a constructive partnership with our union - to the delight of their shareholders. No unionized company has succeeded following the path you appear to be on.

Our position is clear and right. Please reconsider your position and do the right thing for the Company, the employees and the retirees before the USW is forced to correct your mistake.

Sincerely,

Dave McCall Director, District 1

CC:	Ron Bloom
Paul Whitehead
Leon Potok
Bruce Simon
Richard Brean

Esmark has not sought or obtained the consent of the author to use this letter as proxy soliciting material. Esmark takes no responsibility for the accuracy of its content.